SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[    ]    Preliminary Proxy Statement

[    ]    Confidential, for Use of the Commission Only
            (as permitted by Rule 14a-6(e)(2))

[ X ]    Supplement to Definitive Proxy Statement

[    ]    Definitive Additional Materials

[    ]    Soliciting Material Pursuant to Section 240.14a-12

NAUTICA ENTERPRISES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[    ]    No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:

(2)    Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid:

[X ]    Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:

(2)    Form, Schedule or Registration Statement No.:

(3)    Filing Party:

(4)    Date Filed:

NAUTICA ENTERPRISES, INC.

40 WEST 57TH STREET

NEW YORK, NEW YORK 10019

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 27, 2003

The following information supplements and amends the Proxy Statement, dated August 5, 2003 ("Proxy Statement"), of Nautica Enterprises, Inc. ("Company") furnished to stockholders in connection with the solicitation of proxies for use at the Special Meeting of Stockholders, which is scheduled to be held on Wednesday, August 27, 2003, at 10:00 a.m. local time at 40 West 57th Street, 8th Floor, New York, New York 10019, and at any adjournments or postponements thereof ("Special Meeting"). This Supplement, which should be read in conjunction with the Proxy Statement, is first being furnished to stockholders of the Company on or about August 18, 2003.

Only holders of record of shares of common stock of the Company at the close of business on August 4, 2003 are entitled to receive notice of and to vote at the Special Meeting.

ADDITIONAL INFORMATION

Page 54 of the Proxy Statement advises stockholders how to find more information about the Company from the Securities and Exchange Commission. For example, each of the Company's Annual Report on Form 10-K for the fiscal year ended March 1, 2003 and Quarterly Report on Form 10-Q for the quarter ended May 31, 2003, has been filed with and is available from the Commission as described in the Proxy Statement. For the convenience of stockholders, however, included in the mailing of this Supplement, although not incorporated herein, is a copy of each such report. For the further convenience of stockholders, a copy of the Company's July 15, 2003 press release is attached hereto as Annex A.

The Proxy Statement sets forth certain information regarding the fairness opinions delivered by the Company's financial advisors, Rothschild Inc. and Bear, Stearns & Co. Inc., to the Company's Board of Directors in connection with the proposed merger. Included in that information are summaries of the material financial analyses performed by the financial advisors in connection with rendering their respective fairness opinions. In performing those analyses, including a discounted cash flow analysis, each financial advisor considered various information as described in the Proxy Statement, including the amount of cash and cash equivalents of the Company. Reference is made to pages 19-30 of the Proxy Statement for a discussion of those analyses.

As discussed in the Proxy Statement, on July 16, 2003, a stockholder of the Company filed a purported class action lawsuit, captioned Steiner v. Chu, et al., against the Company and its directors alleging, among other things, that the proposed merger agreement is unfair to the Company's public stockholders, that the Company and its directors have failed to maximize stockholder value and that the directors breached their fiduciary duties. In addition, after the distribution to stockholders of the Proxy Statement, a second purported class action lawsuit, captioned Knoll v. Nautica Enterprises, Inc., et al., was filed against the Company and its directors that contained more detailed allegations than the first lawsuit and in addition challenges the adequacy of the disclosures in the Proxy Statement and seeks to enjoin the Company from proceeding with the Special Meeting. On August 15, 2003, the parties to the second lawsuit entered into a memorandum of understanding for a settlement, which will be subject to court approval, pursuant to which both lawsuits will be resolved. As part of that resolution, the Company agreed to, among other things, deliver this Supplement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Supplement and the documents referred to herein contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of each of VF Corporation and the Company as well as information relating to the merger. There are forward-looking statements throughout this Supplement and the Proxy Statement, including, among others, under the headings "Summary," "The Merger" and "Fairness Opinions Delivered to Nautica's Board of Directors," and in statements containing the words "believes," "expects," "anticipates," "intends," "estimates" or other similar expressions. For each of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of each of the Company and VF Corporation. These forward-looking statement speak only as of the date on which the statements were made.

In addition to other factors and matters contained or incorporated in this Supplement and the documents referred to herein, we believe the following factors could cause results to differ materially from those discussed in the forward looking statements:

•	financial performance of each of VF Corporation and the Company through completion of the merger;
•	volatility in the stock markets;
•	the timing of, and regulatory and other conditions associated with, the completion of the merger;
•	intensified competitive pressures in the markets in which we compete;
•	risks associated with other considerations, restructurings or other ownership changes in the retail or apparel industry;
•	the loss of key employees;
•	general economic conditions;
•	the risk that the Company will experience operations difficulties with its distribution facility;
•	the overall level of consumer spending on apparel;
•	dependence on sales to a limited number of large department store customers;
•	risks related to extending credit to customers;
•	actions of existing or new competitors and changes in economic, political or health conditions in the markets where the Company sells or sources its products, including with respect to SARS;
•	downturn or generally reduced shopping activity caused by public safety concerns;
•	changes in trends in the market segments in which Nautica competes;
•	risks associated with uncertainty relating to Nautica's ability to launch, support and implement new product lines;
•	changes in the costs of raw materials, labor and advertising;
•	the ability to secure and protect trademarks and other intellectual property rights;
•	the risk that the cost of transitioning the Nautica Europe business to licensing or other key arrangements will be more than anticipated or that the Company will not be able to negotiate acceptable terms;
•	the impact that any labor disruption at the Company's ports of entry could have on timely product deliveries; and
•	the impact of any pending litigation.

For your convenience, we've enclosed a duplicate proxy card. If you have any questions or need assistance in voting your shares, please call:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
TOLL-FREE (800) 322-2885

ANNEX A

NAUTICA ENTERPRISES, INC. REPORTS FIRST
QUARTER FISCAL 2004 EARNINGS RESULTS

NEW YORK, July 15, 2003 — Nautica Enterprises, Inc. (Nasdaq: NAUT) today reported sales and earnings for the first quarter ended May 31, 2003.

First Quarter Results

Net sales increased 10.6% to $139.2 million compared with $125.9 million in the first quarter last year. Sales in the wholesale segment grew 12.4% to $107.1 million compared with $95.3 million in the same period last year, driven by increases in Nautica Men's Jeans, Nautica Women's Sleepwear, Nautica Children's, and Nautica Underwear. Sales in the retail segment, which includes seven full-priced retail and 114 outlet stores, increased 5.0% to $32.1 million compared with $30.6 million in the prior year period, with particularly strong sales increases of Nautica Children's in the Nautica outlet channel of distribution. Comparative sales in the Nautica outlet division were down 3.3%.

Gross margin for the first quarter was 42.0% versus 44.3% in the first quarter of last year, reflecting an increase in markdowns and allowances in the Company's wholesale businesses coupled with an increase in markdowns in the Nautica outlet division due to price compression.

Selling, general and administrative expenses as a percentage of sales, decreased 380 basis points to 43.4% from 47.2% in the prior year period. This improvement is primarily attributable to leverage gained from a higher sales base and savings realized from consolidating the Company's distribution operations at its Martinsville, Virginia facility.

Net royalty income increased 19.3% to $2.8 million compared with $2.4 million in the first quarter last year, reflecting increases in royalty income from the Nautica Home Collection, Nautica Women's Swimwear and Beachwear collections as well as the launch of its Nautica Competition fragrance.

On an operating basis, adjusted to exclude a special charge for the previously announced transition of the Nautica Europe business to licensing or other key arrangements, the Company reported net earnings of $0.4 million or $0.01 per diluted share, in-line with analysts' consensus estimates. This compared to an adjusted net loss of $0.5 million, or a loss of $0.02 on a per share basis in the prior year. Under Generally Accepted Accounting Principles, the net loss was $1.6 million, or a loss of $0.05 on a per share basis for the first quarter, compared to a loss of $2.6 million, or a loss of $0.08 on a per share basis in the prior year period.

The Company believes that reporting net earnings excluding certain charges provides a more meaningful comparison of its financial results. For a description of the charges during the periods reported above, please refer to Note 1 below.

Harvey Sanders, Chairman, President and Chief Executive Officer of Nautica Enterprises, Inc., commented, "This is an exciting time for the Nautica business as we move towards completing the previously announced plans to merge with VF Corporation. We are particularly pleased with the Company's first quarter earnings results, which were in-line with consensus estimates. Importantly, the strategic initiatives we have put in place over the last several months are beginning to yield tangible results. Of note, the Company's key accomplishments this quarter include growing sales across many of the divisions and further rationalizing the Company's cost structure as evidenced by the improvement in the SG&A margin. These achievements, together with strong free cash flow and a collection of well recognized brand names, position the Nautica business well for the long-term."

Depreciation and amortization for the first quarter was $6.2 million versus $6.7 million in the first quarter last year.

Capital expenditures for the first quarter were $4.5 million compared to $4.3 million in the prior year period of which $2.1 million relates to in- store shops, $1.3 million relates to retail store build-out for stores that will open in the last three quarters of the fiscal year and $1.1 million relates to general improvements.

Inventory for the first quarter increased by $32 million over the prior year. This increase was due to several factors, including, (1) the timing of Fall 03 receipts, partially a result of earlier start ship dates compared to the prior year, (2) inventory to support the growth initiatives in the retail children's business and sleepwear business, and (3) an increase in replenishment stock throughout several divisions. A portion of the increase in inventory ($5.2 million) at the end of the period represents prior season merchandise which the Company will dispose of in accordance with past practices.

Fiscal 2004 Outlook

The Company continues to remain conservative in its outlook for fiscal 2004 given the state of consumer confidence, the uncertainty with the economy as well as the continued difficulties facing the men's collection arena. The Company expects to experience pressure on both its top line and gross margin for the full fiscal year due to the above mentioned factors, however, the Company anticipates that this will be offset by continued improvement in its cost structure.

The Company continues to expect to report earnings per diluted share in the range of $0.95 to $1.00, excluding the previously announced after-tax special charges of approximately $4.2 million, or $0.13 per diluted share related to the Nautica Europe transition. Also, this range does not include expenses related to the Company's recently ended proxy contest, as well as fees associated with the recently announced merger with VF Corporation. The Company expects to report earnings per diluted share in the range of $0.31 to $0.32 for the second quarter of fiscal 2004, excluding the special charges referenced above.

Note: 1

First Quarter Charges. As previously announced in April 2003, the Company has recorded in the first quarter of fiscal 2004 an after-tax special charge of $2.0 million, or $0.06 on a per share basis, related to the transition of its Nautica business in Europe to licensing or other key arrangements. During the first quarter of fiscal 2003, the Company recorded after-tax special charges of $2.1 million, or $0.06 on a per share basis, related to the closing of the Company's Rockland, Maine distribution facility.

Nautica Enterprises, Inc. (Nasdaq: NAUT), through its subsidiaries, designs, sources, markets and distributes apparel under the following brands: Nautica; Nautica Competition; Nautica Jeans Company; Earl Jean; John Varvatos; E. Magrath; and Byron Nelson. For more information about the Company, please visit the corporate website at www.nautica.com

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations of future events and are subject to a number of risks and uncertainties that may cause the Company's actual results to differ materially from those described in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. These factors and uncertainties include, among others: the risk as to the success of the Company's announced merger; the risk that new businesses of the Company will not be integrated successfully; the risk that the Company will experience operational difficulties with its distribution facility; the overall level of consumer spending on apparel; dependence on sales to a limited number of large department store customers; risks related to extending credit to customers; actions of existing or new competitors and changes in economic, political or health conditions in the markets where the Company sells or sources its products, including with respect to SARS; downturn or generally reduced shopping activity caused by public safety concerns; risks associated with consolidations, restructurings and other ownership changes in the retail industry; changes in trends in the market segments in which the Company competes; risks associated with uncertainty relating to the Company's ability to launch, support and implement new product lines; effects of competition; changes in the costs of raw materials, labor and advertising; the ability to secure and protect trademarks and other intellectual property rights; risks associated with the relocation of Earl Jean, Inc.; the risk that the cost of transitioning the Nautica Europe business to licensing or other key arrangements will be more than anticipated or that the Company will not be able to negotiate acceptable terms; and, the impact that any labor disruption at the Company's ports of entry could have on timely product deliveries. These and other risks and uncertainties are disclosed from time to time in the Company's filings with the Securities and Exchange Commission, including the "Forward-Looking and Cautionary Statements" section of the Company's Annual Report on Form 10-K for the fiscal year ended March 1, 2003, in the Company's press releases and in oral statements made by or with the approval of authorized personnel. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

CONSOLIDATED CONDENSED EARNINGS SUMMARY
(all amounts in thousands, except per share data)
(unaudited)

	Three Months Ended
	May 31, 2003	June 1, 2002

Net sales	$139,220	$125,895
Gross profit	58,437	55,734
Operating expenses	60,463	59,363
Special charges	3,178	3,356
Net royalty income	2,830	2,372
Operating (loss)	(2,374)	(4,613)
Investment (expense) income	(178)	414
Pre-tax (loss)	(2,552)	(4,199)
Benefit for income taxes	(949)	(1,574)
Net (loss)	$(1,603)	$(2,625)
Basic (loss) per share	$(0.05)	$(0.08)
Diluted (loss) per share	$(0.05)	$(0.08)
Net earnings (loss) before special charges	$393	$(527)
Basic earnings (loss) per share before special charges	$0.01	$(0.02)
Diluted earnings (loss) per share before special charges	$0.01	$(0.02)
Basic weighted average shares	33,592	33,432
Diluted weighted average shares	33,592	33,432

NAUTICA ENTERPRISES, INC.
SELECTED FINANCIAL INFORMATION BALANCE SHEET DATA
(all amounts in thousands)

	(unaudited)	(unaudited)
	May 31,	June 1,	March 1,
	2003	2002	2003

Cash and short-term investments	$97,588	$80,855	$82,953
Accounts receivable - net	74,104	64,453	98,713
Inventories	95,667	63,648	87,630
Working capital	190,173	150,748	191,240
Property, plant and equipment - net	92,321	109,078	96,427
Goodwill - net	30,054	31,328	30,054
Intangibles and other assets	47,577	45,514	43,851
Total assets	467,466	424,236	468,127
Current liabilities	107,341	87,568	106,555
Long-term liabilities	15,327	14,991	15,346
Stockholders' equity	344,798	321,677	346,226
Total liabilities and stockholders' equity	$467,466	$424,236	$468,127

Contact:

Nautica Enterprises, Inc.
Shannon L. Froehlich, Vice President — Corporate Investor Relations
(212) 541-5757

FD Morgen-Walke
Financial Media Relations:
Stephanie Sampiere
(212) 850-5600

NAUTICA ENTERPRISES, INC.

SPECIAL MEETING OF STOCKHOLDERS OF
NAUTICA ENTERPRISES, INC.
AUGUST 27, 2003

10:00 A.M. LOCAL TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
MAY BE REVOKED PRIOR TO ITS EXERCISE.

        The undersigned stockholder(s) of Nautica Enterprises, Inc. (the "Company") hereby appoint(s) HARVEY SANDERS and WAYNE A. MARINO, and each of them, as proxies and attorneys in-fact, each with full power of substitution, for and in the name of the undersigned at the Special Meeting of Stockholders of the Company to be held on August 27, 2003, and at any and all postponements and adjournments thereof, to vote all common shares of said Company held of record by the undersigned on August 4, 2003, as if the undersigned were present and voting the shares.

(TO BE SIGNED ON REVERSE SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH ITEM AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING TO THE EXTENT PERMITTED BY LAW.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To approve and adopt the Agreement and Plan of Merger, dated as of July 7, 2003 (the "Merger Agreement"), by and among Nautica (the "Company"), V.F. Corporation and Voyager Acquisition Corporation ("Merger Subsidiary") providing for the merger (the "Merger") of Merger Subsidiary with and into the Company, and to authorize the Merger and the other transactions contemplated thereby.

FOR	AGAINST	ABSTAIN

2.	To vote to adjourn the Special Meeting to solicit additional proxies in the event that the number of proxies sufficient to approve and adopt the Merger Agreement has not been received by the date of the Special Meeting.

FOR	AGAINST	ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting of Stockholders or any postponement or adjournment of the Special Meeting.

I plan to attend the meeting.
________________________________________ Signature
________________________________________ Signature
Date:________________________________, 2003

Note: Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.